EXHIBIT 99.1

Aligos Therapeutics Reports Recent Business Progress and Fourth Quarter and Full Year 2025 Financial Results

SOUTH SAN FRANCISCO, Calif., March 05, 2026 (GLOBE NEWSWIRE) -- Aligos Therapeutics, Inc. (Nasdaq: ALGS, “Aligos”), a clinical stage biotechnology company focused on improving patient outcomes through best-in-class therapies for liver and viral diseases, today reported recent business progress and financial results for the fourth quarter and full year 2025.

“Our team has made tremendous progress recently in the global Phase 2 B-SUPREME study of pevifoscorvir sodium,” stated Lawrence Blatt, Ph.D., M.B.A., Chairman, President, and Chief Executive Officer of Aligos Therapeutics. “With the completion of the planned enrollment in the HBeAg- cohort, we are continuing to enroll participants in the HBeAg+ cohort and look forward to the interim analyses in the first and second half of 2026. Additionally, the Phase 2 B-SUPREME study may demonstrate that pevifoscorvir sodium affects the three pillars of HBV disease pathogenesis: replication, integration, and maintenance of the viral reservoir. We are also excited to announce the advancement, in partnership with Xiamen Amoytop Biotech Co., Ltd. (“Amoytop”), of ALG-170675, a dual mechanism antisense oligonucleotide (ASO) into IND-enabling studies. Lastly, adding James Hassard as Executive Vice President, Chief Commercial Officer has allowed us to begin laying the groundwork for the future of our best-in-class programs.”

Recent Business Progress

Pipeline Updates

Pevifoscorvir sodium: Potential first-/best-in-class small molecule CAM-E for chronic hepatitis B virus (HBV) infection

  The Phase 2 B-SUPREME study (NCT06963710) of pevifoscorvir sodium in subjects with chronic HBV infection completed the planned enrollment of 60 HBeAg- participants in January 2026. HBeAg+ participants continue to enroll in the study.
  The first protocol defined interim analysis includes approximately 60% (or 36) HBeAg- participants that complete 12 weeks of the treatment period, with this enrollment threshold reached in Q4 2025.
  A second protocol defined interim analysis is planned when approximately 50% (or 55) HBeAg+ participants complete 24 weeks of the treatment period, with this enrollment threshold reached in January 2026.
  Topline data for both the HBeAg- and HBeAg+ cohorts are expected in 2027.
  96-weeks of dosing have been completed in the Phase 1 study (NCT04536337) with post-treatment data expected to be presented at upcoming scientific meetings.

ALG-170675: Potential best-in-class antisense oligonucleotide (ASO) for chronic hepatitis B virus (HBV) infection

  Along with our partner Xiamen Amoytop Biotech Co., Ltd. (Amoytop), ALG-170675 was recently selected to proceed into IND-enabling studies. Current costs for development in China are being funded by Amoytop, who maintain rights in China, Taiwan, Hong Kong and Macau.
  This next-generation ASO works via two mechanisms of action. It targets and destroys HBsAg mRNA and activates the immune response through TLR-8 agonism.

ALG-055009: Potential best-in-class small molecule THR-β for obesity, MASH

  Recently presented in vivo data in diet induced obese (DIO) mice treated with semaglutide (SEMA), tirzepatide (TIRZEP), or a combination of ALG-055009 and SEMA or TIRZEP for 28 days demonstrated synergistic weight loss in the combination groups compared to monotherapy groups. SEMA monotherapy resulted in a maximum of 23.9 ±2.6% body weight loss, while the combination of SEMA and ALG-055009 had an additional 8.6% decrease for a maximum 33% body weight loss. The low and high doses of TIRZEP led to a maxima of 27.1 ±2.7% and 34.4 ±1.6% body weight loss, respectively. Combination of TIRZEP (low) or TIRZEP (high) with ALG-055009 induced an additional 11.7% and 5.8% decrease for a maximum of 39% and 40% body weight loss respectively.
  Furthermore, the additional weight loss in the combination therapy of either incretin receptor agonist and ALG-055009 was mainly due to additional loss of fat mass, with no significant effect on lean mass or food consumption as compared to incretin receptor agonist monotherapy. The data suggest the potential for a significant benefit of adding ALG-055009 to an incretin receptor agonist therapy for weight loss, especially in combination with a low-dose of a potent incretin receptor agonist, such as tirzepatide.
  Evaluation of a variety of options to fund continued development, including potential out-licensing is ongoing.

Business Updates

  James Hassard was appointed Executive Vice President, Chief Commercial Officer to build the Company’s global commercial capabilities.

Financial Results for the Fourth Quarter and Full Year 2025

Cash, cash equivalents and investments totaled $77.8 million as of December 31, 2025, compared with $56.9 million as of December 31, 2024. Our cash, cash equivalents and investments are expected to provide sufficient funding of planned operations into the third quarter of 2026.

Net loss for the three months ended December 31, 2025 was $19.9 million or basic and diluted net loss per common share of $(1.91), compared to net loss of $82.2 million or basic and diluted net loss per common share of $(13.08) for the three months ended December 31, 2024.

Net loss for the year ended December 31, 2025 was $24.2 million or basic and diluted net loss per common share of $(2.45), compared to net loss of $131.2 million or basic and diluted net loss per common share of $(20.94) for the year ended December 31, 2024.

Research and development (R&D) expenses for the three months ended December 31, 2025 were $17.0 million, compared with $16.0 million for the same period of 2024. The increase was primarily due to an increase in third-party expenses for the pevifoscorvir sodium Phase 2 clinical trial. Total R&D stock-based compensation expense incurred for the three months ended December 31, 2025 was $0.7 million, compared with $1.0 million for the same period of 2024.

R&D expenses for the year ended December 31, 2025 were $69.5 million, compared with $70.3 million for the same period of 2024. The decrease was due to increased government funds received for the coronavirus program which offset related costs.

General and administrative (G&A) expenses for the three months ended December 31, 2025 were $4.9 million, compared with $5.2 million for the same period of 2024. The decrease in G&A expenses for this comparative period is primarily due to a decrease in legal and other related expenses. Total G&A stock-based compensation expense incurred for the three months ended December 31, 2025 was $0.6 million, compared with $0.7 million for the same period of 2024.

G&A expenses for the year ended December 31, 2024 were $20.7 million, compared with $22.8 million for the same period of 2024. The decrease in G&A expenses for this comparative period is primarily due to a decrease in third party expenses including legal expenses.

Interest and other income, net, for the three months ended December 31, 2025 was income of $0.8 million compared with income of $0.6 million for the same period in 2024.

Interest and other income, net, for the year ended December 31, 2025 was income of $3.9 million compared with income of $4.4 million for the same period of 2024.

Change in fair value of 2023 common warrants for the three months ended December 31, 2025, was income of $1.2 million compared with a loss of $62.1 million for the same period of 2024.

Change in fair value of common warrants for the year ended December 31, 2025, was income of $60.2 million compared with a loss of $46.1 million for the same period of 2024.

About Aligos

Aligos Therapeutics, Inc. (NASDAQ: ALGS) is a clinical stage biotechnology company founded with the mission to improve patient outcomes by developing best-in-class therapies for the treatment of liver and viral diseases. Aligos applies its science driven approach and deep R&D expertise to advance its purpose-built pipeline of therapeutics for high unmet medical needs such as chronic hepatitis B virus (HBV) infection, obesity, metabolic dysfunction-associated steatohepatitis (MASH), and coronaviruses.

For more information, please visit www.aligos.com or follow us on LinkedIn or X.

Forward-Looking Statement

This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Any statements in this press release that are not historical facts may be considered “forward-looking statements,” including without limitation, statements with respect to the expected data releases, data presentations and data readouts for pevifoscorvir sodium; the expected data presentations for ALG-055009; potential success of the Company’s development programs including with respect to ALG-170675; and the company’s expectation that its cash, cash equivalents and investments provide sufficient funding of planned operations into the third quarter of 2026. Forward-looking statements are typically, but not always, identified by the use of words such as “may,” “will,” “would,” “believe,” “intend,” “plan,” “anticipate,” “estimate,” “expect,” and other similar terminology indicating future results. Such forward looking statements are subject to substantial risks and uncertainties that could cause our development programs, future results, performance, or achievements to differ materially from those anticipated in the forward-looking statements. Such risks and uncertainties include, without limitation, risks and uncertainties inherent in the drug development process, including Aligos’ clinical-stage of development, the process of designing and conducting clinical trials, the regulatory approval processes, the timing of regulatory filings, the challenges associated with manufacturing drug products, Aligos’ ability to successfully establish, protect and defend its intellectual property, other matters that could affect the sufficiency of Aligos’ capital resources to fund operations, reliance on third parties for manufacturing and development efforts, changes in the competitive landscape and the impact of global events and other macroeconomic conditions on Aligos’ business. For a further description of the risks and uncertainties that could cause actual results to differ from those anticipated in these forward-looking statements, as well as risks relating to the business of Aligos in general, see Aligos’ Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 6, 2025 and Aligos’ Annual Report on Form 10-K to be filed with the Securities and Exchange Commission on March 5, 2026 and its future periodic reports to be filed or submitted with the Securities and Exchange Commission. Except as required by law, Aligos undertakes no obligation to update any forward-looking statements to reflect new information, events or circumstances, or to reflect the occurrence of unanticipated events.

Investor Contact
Jordyn Tarazi
Vice President, Investor Relations & Corporate Communications
+1 (650) 910-0427
jtarazi@aligos.com

Aligos Therapeutics, Inc
Condensed Consolidated Statements of Operations
(In thousands, except share and per share amounts)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2025	2024	2025	2024
	(Unaudited)	(Unaudited)	(Unaudited)	(Audited)(1)

Revenue from collaborations	$-	$23	$-	$334
Revenue from customers	169	606	2,186	3,611
Operating expenses:
Research and development	17,038	16,031	69,453	70,269
General and administrative	4,945	5,161	20,718	22,830
Total operating expenses	21,983	21,192	90,171	93,099

Loss from operations	(21,814)	(20,563)	(87,985)	(89,154)

Interest and other income, net	750	573	3,922	4,406
Change in fair value of 2023 common warrants	1,213	(62,133)	60,184	(46,132)
Loss before income tax	(19,851)	(82,123)	(23,879)	(130,880)

Income tax provision	(30)	(27)	(314)	(331)
Net Loss	$(19,881)	$(82,150)	$(24,193)	$(131,211)
Net loss per share, basic and diluted	$(1.91)	$(13.08)	$(2.45)	$(20.94)
Weighted-average shares of common stock, basic and diluted	10,383,655	6,282,056	9,884,955	6,264,612

Aligos Therapeutics, Inc. Condensed Consolidated Balance Sheets (In thousands)
	December 31, 2025	December 31, 2024
	(Unaudited)	(Audited)(1)
Assets
Current assets:
Cash and cash equivalents	$18,303	$36,997
Short-term investments	59,541	19,942
Other current assets	5,018	5,202
Total current assets	82,862	62,141
Other assets	5,671	7,953
Total assets	$88,533	$70,094

Liabilities and Stockholders’ Equity (Deficit)
Current liabilities	$21,233	$21,737
Other liabilities, noncurrent	13,755	77,330
Total liabilities	34,988	99,067
Total stockholders’ equity (deficit)	53,545	(28,973)
Total liabilities and stockholders’ equity (deficit)	$88,533	$70,094

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(1)   The condensed consolidated balance sheet as of December 31, 2024 has been derived from the audited consolidated financial statements at that date included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024.